UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2018

Trimble Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale,

California, 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

This Current Report on Form 8-K is being filed to update the description of the common stock of Trimble, Inc. (“Trimble”) contained in Trimble’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on June 15, 1990, for purposes of SEC forms that require or allow a description of the Trimble’s common stock to be incorporated by reference from a registration statement or report filed under the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

Authorized Capital Stock

Under Trimble’s certificate of incorporation, Trimble’s authorized capital stock consists of 3,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and 360,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). As of December 29, 2017, there were 248,896,610 shares of Common Stock and no shares of Preferred Stock outstanding.

Trimble Common Stock

Trimble Common Stock Outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock is listed and principally traded on the Nasdaq Global Select Market under the symbol “TRMB.”

Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of Trimble’s stockholders and directors are elected by plurality voting, subject to the majority voting policy adopted by Trimble’s board of directors (the “Board”) pursuant to which if a director fails to receive at least a majority of the votes cast in an uncontested election of directors, that director will be required to tender his or her resignation for consideration by the Board.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of Preferred Stock that may at the time be outstanding, holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation. Holders of Common Stock are entitled to share pro rata, upon any liquidation or dissolution of Trimble, in all remaining assets available for distribution to stockholders after payment or providing for Trimble’s liabilities and the liquidation preference of any outstanding Preferred Stock.

Preemptive Rights. Holders of Common Stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Anti-Takeover Provisions. Provisions in Trimble’s charter documents and under Delaware law could prevent or delay a change of control, which could reduce the market price of Common Stock. Certain provisions of Trimble’s certificate of incorporation, Trimble’s bylaws, and the Delaware General Corporation Law (“DGCL”) may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of Trimble without approval of the Board. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. As described below, certain provisions allow the Board to authorize the issuance of Preferred Stock with rights superior to those of Common Stock. The provisions described above and provisions of the DGCL may discourage, delay or prevent a third party from acquiring Trimble.

Preferred Stock. The Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of any wholly unissued series. The Board can also increase or decrease the number of shares of any such series and the designation thereof. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may, among other things, have the effect of adversely affecting the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Section 203 of the DGCL. Trimble is subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Trimble and, accordingly, may discourage attempts to acquire Trimble.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

This summary description of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Trimble’s certificate of incorporation filed as Exhibit 3.1 to Trimble’s Current Report on Form 8-K, filed with the SEC on October 3, 2016 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC. a Delaware corporation

Dated: January 3, 2018	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel